Exhibit 10.12

                 STRATEGIC ALLIANCE AND LICENSING AGREEMENT


   THIS STRATEGIC ALLIANCE AND LICENSING AGREEMENT is made as of March 14th, 2011, by and between the Monster Offers (MONT) P.O. Box 1092, Bonsall, CA 92003, a Nevada corporation and SSL5 (SSL5), 4625 West Nevso Dr., Suite 2 & 3, Las Vegas, NV 89103, a Nevada corporation. MONT and SSL5 are sometimes hereinafter referred to collectively as the "Parties" and individually as a "Party".

                                  RECITALS

   WHEREAS, SSL5 has developed technology services pertaining to a mobile financial services platform, which provides secure person-to-person mobile money transfer services (herein called Existing SSL5 Intellectual Property or SSL5 Services);

   WHEREAS, MONT has developed a technology platform and Deal of the Day content aggregation service (herein called Existing MONT Intellectual Property or MONT Services);

   WHEREAS, MONT and SSL5 desire to form a strategic alliance with respect to the integration, use and commercialization of the MONT and SSL5 Existing Intellectual Property to create new and derivative intellectual property to introduce to various markets;

   WHEREAS, MONT agrees to obtain a license of the Existing SSL5 Intellectual Property for the exclusive use of the strategic alliance. As consideration for the license, MONT will issue 3,000,000 of its unregistered restricted shares to SSL5.

   WHEREAS, MONT agrees to establish a new company (NewCo) as a 100% owned subsidiary of MONT, in the state of Nevada, and to contribute the license of the Existing SSL5 Intellectual Property into the NewCo for its use and future development of new and derivative intellectual property.

   WHEREAS, MONT and SSL5 agree that all new and derivative intellectual property developed in conjunction with this Strategic Alliance and Licensing Agreement shall be owned exclusively by NewCo.

   WHEREAS, MONT agrees to provide SSL5 with a consulting agreement, stock options, and a seat on the MONT board of directors as consideration for ongoing product strategy and development services.

   NOW, THEREFORE, in consideration of the mutual agreements, undertakings and covenants herein and therein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. NewCo Intellectual Property. "NewCo Intellectual Property" shall mean all new intellectual property developed, and derivative intellectual property rights related to the resultant integration of MONT and SSL5 Services, or derivatives thereof as developed or created by or within NewCo, or may be developed or created by or within NewCo in the future.

2. Existing SSL5 Intellectual Property. The SSL5 Services developed prior to entering this strategic alliance and prior to receiving the consideration from MONT for a license for use in developing NewCo Intellectual Property. For avoidance of doubt, this shall include the P2P money transfer service owned by SSL5 known as www.MyZala.com.

3. Existing MONT Intellectual Property. The MONT Services developed prior to entering this strategic alliance and prior to paying SSL5 the consideration for an exclusive license for use in developing NewCo Intellectual Property. For avoidance of doubt, this shall include the daily deal aggregation engine, deal search filter algorithms, database, email notification system, social media communication platform, and the website www.monsteroffers.com.

4. Ownership of NewCo Intellectual Property. The Parties hereto acknowledge, recognize and agree that NewCo shall be the sole and exclusive owner of the NewCo Intellectual Property developed or created by or within NewCo.

a) Licensing of the NewCo Intellectual Property. The Parties agree to cooperate to commercialize, utilize and exploit the NewCo Intellectual Property for mutual benefit.

b) Ownership of the NewCo . The parties agree that MONT will establish a new company (NewCo) as a 100% owned subsidiary of MONT, in the state of Nevada.

c) Revenue Distribution. To the extent NewCo generates revenues from licensing the NewCo Intellectual Property to third-parties; the revenue shall be shared in accordance with the schedule set forth in Appendix A.

5. Purpose. MONT and SSL5 hereby enter into a strategic alliance (the "Strategic alliance") with the following purpose:

a) MONT and SSL5 agree to work jointly to fully scope out Deal of the Day ("DOTD") mobile application(s) and requirements to further develop and enhance the SSL5 "MyZala platform" for use in the DOTD industry, and to support co-branded offerings such as a MONT powered MyZala Prepaid Visa Card or Master Card and MONT mobile application.

b) MONT and SSL5 agree that business opportunities will be pursued jointly as they are identified.

c) MONT agrees to pay for the development costs associated with the NewCo Intellectual Property to be developed per a Statement of Work ("SOW") approved by MONT and SSL5. MONT will be charged the actual costs for these development efforts and SSL5 agrees not to "mark-up" these costs to the extent SSL5 is carrying out the SOW for NewCo.

d) MONT and SSL5 agree to share the cost of ongoing maintenance associated with the NewCo Intellectual Property.

6. Term. The term of the Strategic alliance shall commence as of the effective date of this Agreement and, unless sooner terminated in accordance with the provisions of Clause 13 below, shall continue for the aggregate term of any and all agreements relating to NewCo (the "Term").

7.  Exclusivity.  MONT and SSL5 agree to the following:

a) SSL5 grants MONT a license of the SSL5 Existing Intellectual Property for worldwide exclusive use in the Deal of the Day industry. MONT will contribute the license to NewCo.

b) MONT will issue 3,000,000 unregistered restricted shares to SSL5 as consideration for the exclusive license.

c) SSL5 will include the MONT Services on the MyZala branded mobile application as and when developed or integrated by NewCo.

d) SSL5 will, on an exclusive basis offer its B2B partners and platform licensees the option to include the MONT Services feed as part of any private label derivative of the MyZala Service.

e) MONT will, on an exclusive basis offer the SSL5 service in connection with the MONT Services and will not otherwise utilize technology from any SSL5 competitive service.

   This exclusivity specifically means that SSL5 will not enter into any other relationship to provide its mobile financial services platform, or derivatives thereof to any other company for the purpose of marketing, selling or offering any type of daily deal, flash deal, weekly deal, loyalty/rewards program, or special offer without the written agreement in advance of MONT, excluding service provided through NewCo.

   Neither MONT nor SSL5 shall be exclusive to the strategic alliance and may develop other businesses and engage in other activities that are separate and apart from the strategic alliance and each other. However, it is agreed that MONT and SSL5 shall each devote as much time as shall be reasonably necessary to fulfill his or its duties and obligations in connection with the strategic alliance.

8. Title. Any and all property and assets that are created new as a result of the strategic alliance and or NewCo Intellectual Property, as well as all rights, including without limitation, all copyrights, trade names and trademarks, in and to NewCo and all other business related to NewCo, and all ancillary rights, shall be owned by and title held in the name of NewCo. In other words, NewCo will own the Intellectual Property rights to the NewCo Intellectual Property. MONT and SSL5 each agree to execute any assignment of rights that is required to implement this provision.


9. Contracts and Agreements. All contracts or agreements to be entered into by, on behalf of, or for the benefit of NewCo must be signed by a NewCo executive.

10. Formation and Name of Corporation. Following the execution of this Agreement, MONT shall form a Limited Liability Corporation (LLC) incorporated in the State of Nevada ("Corporation") as a 100% owned subsidiary of MONT. This LLC will be the legal corporate entity that will own, control, and manage all rights in the business of the strategic alliance. The name of the LLC shall be the (To Be Determined).

11.  Books, Records, and Bank Accounts.  MONT and SSL5 agree as follows:

a) At all times during the term hereof, NewCo and SSL5 shall each keep or cause to be kept, at their principal place of business or at such other place as NewCo and SSL5 respectively may determine, books and accounting records for the business and operations of NewCo and SSL5. Such books shall be open to inspection by NewCo or SSL5, or their authorized representatives, during reasonable working hours upon Fifteen (15) days advance written notice. The accounting for NewCo purposes, including the determination of "net profits" and "net losses" shall be in accordance with generally accepted accounting principles consistently applied.

b) There shall be maintained for NewCo and SSL5 a detailed revenue share accounting.

c) NewCo shall be on a calendar year basis for accounting purposes (the "tax year"). As soon after the close of each tax year as is reasonably practical, a full and accurate accounting shall be made of the affairs of NewCo as of the close of each tax year.

12. Opportunities and Conflicts of Interest. MONT and SSL5 may engage or possess an interest in any other business of every kind, nature and description, excepting ventures or enterprises which may be competitive in nature with the strategic alliance and NewCo, and neither MONT, SSL5 or NewCo shall have any rights in and to said business ventures, or to the income or profits derived there from. For avoidance of doubt, The Parties acknowledge that Miles Paschini, as a beneficial owner of SSL5 has a minority interest in WCHL, a provider of core financial services to SSL5, which has customers throughout the world in many facets of payment services. Activities, clients and services offered by WCHL shall specifically be excluded from this clause and any activity which may be deemed competitive to the Strategic Alliance.

13. Termination. The strategic alliance shall be terminated upon the first to occur of the following:

1)  The expiration of the term referred to in Clause 2, above;

2) Mutual agreement of MONT and SSL5, in writing, at any time during the Term of this Agreement;

3)  Operation of law;

4) Material breach of this Agreement by MONT, NewCo, or SSL5, which breach is not cured within thirty (30) days after written notice thereof from the non-defaulting party; provided, however, it is understood that only the non-defaulting party shall have the right to terminate the Agreement pursuant to this Clause 13. Such termination shall not release the defaulting party from any obligations or liabilities to the other party, whether pursuant to the provisions of this Agreement or at law or in equity.

14.  Warranties and Indemnifications.

a)  MONT and SSL5 hereby warrants and represents to the other that he or it:

1.  Has the right and capacity to enter into this Agreement;

2. Shall not assign, mortgage, hypothecate or encumber his or its interest in the strategic alliance without the written consent of the other party:

3. Shall not incur any cost, expense, liability or obligation in the name or on the credit of the other party without the written consent of the other party;

b) MONT and SSL5 hereby indemnifies and holds harmless each other from and against any and all claims, liabilities, damages and costs (including but not limited to reasonable attorneys' fees and court costs) arising from any breach by such party of any representation, warranty, or agreement made by such party hereunder.

15. Notices. All such notices which MONT or SSL5 is required or may desire to serve hereunder shall be in writing and shall be served by personal delivery to the other party or by prepaid registered or certified mail addressed to the party at their respective addresses, or at such other address as the parties may from time to time designate in writing, or by facsimile with written verification of receipt.

16. Arbitration. Any controversy or dispute arising out of or relating to the strategic alliance or the breach or alleged breach of any provision of this Agreement shall be settled by arbitration, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may he entered in any court having jurisdiction thereof. The prevailing party in any such arbitration shall be entitled to recover from the other party reasonable attorney fees and costs incurred in connection therewith. The determination of the arbitrator in such proceeding shall be final, binding and non-appealable. Nothing contained in this clause shall preclude any party from seeking and obtaining any injunctive or other provisional remedy available in a court of law.

17. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nevada applicable to agreements executed and to be wholly performed within such state.

18. No Waiver. No waiver by any party hereof of any failure by any other party to keep or perform any covenant or condition hereof shall be deemed a waiver of any preceding or succeeding breach of the same or any other covenant or condition.

19. Amendment. This Agreement may not be amended or changed except by a written instrument duly executed by both MONT and SSL5.

20. Entire Agreement. This Agreement contains the sole and only agreement of MONT and SSL5 relating to the strategic alliance and correctly sets forth the rights, duties and obligations of each to the other as of its date. Any prior agreements, promises, amendments, negotiations or representations not expressly set forth in this Agreement are of no force and effect.

   IN WITNESS WHEREOF, the Parties hereto have set their hands as of the date first set forth above.

Monster Offers                        SSL5

/s/ Paul Gain                         /s/ Miles Paschini
---------------------------------     -----------------------------------
By: Paul Gain                         By: Miles Paschini
Title: President and Chairman         Title: Chief Executive Officer

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